Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2025 RESULTS

- Delivers Strong 2025 Investment Volume and Earnings Growth -

NEW YORK, NY, February 11, 2026 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today its financial and operating results for the quarter and year ended December 31, 2025.

Fourth Quarter 2025 Highlights

•
Net earnings: $0.45 per share
•
Funds From Operations (“FFO”): $0.64 per share
•
Adjusted Funds From Operations (“AFFO”): $0.63 per share
•
Invested $135.4 million at a 7.9% initial cash yield

Full Year 2025 Highlights

•
Net earnings: $1.35 per share
•
FFO: $2.34 per share
•
AFFO: $2.43 per share
•
Invested $268.8 million at a 7.9% initial cash yield

“We are pleased with Getty's strong fourth quarter and full year 2025 performance, which reflect the merits of our disciplined investment strategy, consistent earnings growth, and the reliability of our portfolio of convenience and automotive retail properties,” stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “For the full year, we deployed $269 million at an attractive 7.9% yield, demonstrating our ability to source and close accretive transactions that meet our stringent underwriting standards. With more than $500 million of liquidity, and a robust pipeline of committed and pending investments, we enter 2026 poised for continued growth.”

Net Earnings, FFO and AFFO

All per share amounts are presented on a fully diluted per common share basis, unless stated otherwise. FFO and AFFO are “Non-GAAP Financial Measures” which are defined and reconciled to net earnings at the end of this release.

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net earnings	$27,044	$22,295	$79,192	$71,064
Net earnings per share	$0.45	$0.39	$1.35	$1.25

FFO	$37,978	$32,470	$136,171	$123,976
FFO per share	$0.64	$0.57	$2.34	$2.21

AFFO	$37,573	$34,031	$141,439	$130,793
AFFO per share	$0.63	$0.60	$2.43	$2.34

Select Financial Results

Revenues from Rental Properties

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Rental income (a)	$59,144	$50,125	$214,528	$187,816
Tenant reimbursement income	852	2,114	5,057	10,853
Revenues from rental properties	$59,996	$52,239	$219,585	$198,669

(a)
Rental income includes base rental income, additional rental income, if any, and certain non-cash revenue recognition adjustments.

For the quarter ended December 31, 2025, base rental income grew 12.5% to $54.8 million, as compared to $48.7 million for the same period in 2024. For the year ended December 31, 2025, base rental income grew 11.6% to $206.5 million, as compared to $185.0 million for the same period in 2024.

The growth in base rental income was driven by incremental revenue from recently acquired properties and contractual rent increases for in-place leases, partially offset by property dispositions.

Interest (Income) on Notes and Mortgages Receivable

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Interest on notes and mortgages receivable	$553	$777	$2,142	$4,722

The change in interest earned on notes and mortgages receivable in both periods was due to a net decrease in average notes and mortgages receivable outstanding as compared to the prior year period.

Property Costs

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Property operating expenses	$1,696	$3,043	$8,057	$14,217
Leasing and redevelopment expenses	218	202	688	642
Property costs	$1,914	$3,245	$8,745	$14,859

The improvement in property operating expenses in both periods was primarily due to reductions in reimbursable real estate taxes and rent expense.

Other Expenses

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Environmental expenses	$(151)	$447	$1,950	$585
General and administrative expenses	7,107	6,493	27,268	25,265
Impairments	546	1,499	2,817	3,966

The change in environmental expenses for the year ended December 31, 2025 was primarily due to an increase in environmental litigation accruals, partially offset by a reduction in estimates related to unknown environmental liabilities, including the removal of unknown reserve liabilities which had previously been accrued for certain properties. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of changes in reported environmental expenses for any one period, or a comparison to prior periods.

The change in general and administrative expenses in both periods was primarily due to higher employee related expenses and legal fees, including certain transaction related costs.

Impairment charges result from (i) the accumulation of asset retirement costs at certain properties due to changes in estimated environmental liabilities, which increases the carrying values of these properties in excess of their fair values, and (ii) decreases in the carrying value of certain properties based on third-party indications of potential selling prices or reductions in estimated undiscounted cash flows expected to be received during the assumed holding period.

Portfolio Activities

Acquisitions and Development Funding

During the quarter ended December 31, 2025, the Company invested $135.4 million at a 7.9% initial cash yield, including:

•
The acquisition of 22 properties for $131.8 million, including 14 convenience stores, six auto service centers, one drive-thru quick service restaurant, and one express tunnel car wash.
•
Incremental development funding of $3.6 million for the construction of new-to-industry collision centers, oil change locations, and drive-thru quick service restaurants. As of December 31, 2025, the Company had advanced aggregate development funding of $7.5 million for the development of new-to-industry properties that are either owned by the Company and under construction by its tenants, or which the Company expects to acquire via sale-leaseback transactions at the end of the respective construction periods.

During the year ended December 31, 2025, the Company invested $268.8 million at a 7.9% initial cash yield, including the acquisition of 73 convenience and retail properties across all of the Company’s target property types.

Subsequent to year end, the Company invested approximately $8.7 million for the acquisition or development of multiple drive-thru quick service restaurants and auto service centers.

Investment Pipeline

As of February 11, 2026, the Company had a committed investment pipeline of approximately $100.0 million for the development and/or acquisition of 36 convenience and automotive retail properties. The Company expects to fund the majority of this investment activity, which includes transactions with 12 different tenants, over the next 3-12 months. While the Company has fully executed agreements for each transaction, the timing and amount of each investment is dependent on its counterparties and the schedules under which they are able to complete development projects and certain business acquisitions for which the Company is providing sale leaseback financing.

Redevelopments

During the year ended December 31, 2025, rent commenced on a redevelopment property located in the Philadelphia metro area and leased to a Take 5 Oil Change franchisee under a long term, triple net lease. The Company also provided funding for the improvement of a convenience store located in the New York City metropolitan area resulting in increased rent and an extended lease term.

As of December 31, 2025, the Company had signed leases for three redevelopment projects, including two sites under construction and one site pending recapture from its net lease portfolio. Other potential projects are in various stages of feasibility planning.

Dispositions

During the quarter ended December 31, 2025, the Company sold seven properties for gross proceeds of $12.8 million and recorded a gain of $4.0 million on the dispositions. During the year ended December 31, 2025, the Company sold 13 properties for gross proceeds of $18.3 million and recorded a gain of $6.3 million on the dispositions.

Balance Sheet and Capital Markets

As of December 31, 2025, the Company had $1.0 billion of total outstanding indebtedness consisting of (i) $750.0 million of senior unsecured notes with a weighted average interest rate of 4.1% and a weighted average maturity of 4.9 years, and (ii) $250.0 million outstanding on the Company’s $450.0 million unsecured revolving credit facility (the “Revolver”), of which $150.0 million was fixed at a 6.1% interest rate.

Debt Capital Markets

As previously announced, in November 2025, the Company closed the private placement of $250.0 million of senior unsecured notes priced at a fixed rate of 5.76% and which mature on January 22, 2036 (the “2036 Notes”). The 2036 Notes funded on January 22, 2026 and proceeds were used to repay amounts outstanding under the Revolver.

Pro forma for the issuance of the 2036 Notes, the Company had $1.0 billion of senior unsecured notes outstanding with a weighted average interest rate of 4.5% and a weighted average maturity of 6.2 years, and full borrowing capacity under the Revolver.

Equity Capital Markets

During the quarter ended December 31, 2025, the Company settled approximately 2.1 million shares of common stock for net proceeds of approximately $59.2 million, and entered into new forward sale agreements to sell approximately 0.4 million shares of common stock for anticipated gross proceeds of approximately $12.7 million.

As of December 31, 2025, the Company had a total of approximately 2.1 million shares of common stock subject to outstanding forward equity agreements which, upon settlement, are anticipated to raise gross proceeds of approximately $62.6 million.

2025 Guidance

The Company reaffirms its most recent 2026 AFFO guidance of $2.48 to $2.50 per diluted share. The Company’s outlook includes completed transaction activity as of the date of this release, but does not include prospective acquisitions, dispositions, or capital markets activities (including the settlement of outstanding forward sale agreements).

The guidance is based on current assumptions and is subject to risks and uncertainties more fully described in this press release and the Company’s periodic reports filed with the SEC.

AFFO per share is a non-GAAP financial measure. The Company does not provide a reconciliation of such forward-looking non-GAAP measure to the most directly comparable GAAP financial measure because doing so would require unreasonable efforts due to the nature of the adjustments, which rely on assumptions and estimates that are subject to significant change throughout the year, necessary to calculate the non-GAAP measure.

Webcast Information

Getty Realty Corp. will host a conference call and webcast on Thursday, February 12, 2026, at 8:30 a.m. EST. To participate in the call, please dial 1-877-423-9813, or 1-201-689-8573 for international participants, ten minutes before the scheduled start. Participants may also access the call via live webcast by visiting the investors section of the Company's website at ir.gettyrealty.com.

If you cannot participate in the live event, a replay will be available on Thursday, February 12, 2026, beginning at 11:30 a.m. EST through 11:59 p.m. EST, Thursday, February 26, 2026. To access the replay, please dial 1-844-512-2921, or 1-412-317-6671 for international participants, and reference pass code 13757748.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of December 31, 2025, the Company’s portfolio included 1,174 freestanding properties located in 44 states across the United States and Washington, D.C.

Non-GAAP Financial Measures

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), the Company also focuses on Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) to measure its performance.

FFO and AFFO are generally considered by analysts and investors to be appropriate supplemental non-GAAP measures of the performance of REITs. FFO and AFFO are not in accordance with, or a substitute for, measures prepared in accordance with GAAP. In addition, FFO and AFFO are not based on any comprehensive set of accounting rules or principles. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity. These measures should only be used to evaluate the Company’s performance in conjunction with corresponding GAAP measures.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as GAAP net earnings before (i) depreciation and amortization of real estate assets, (ii) gains or losses on dispositions of real estate assets, (iii) impairment charges, and (iv) the cumulative effect of accounting changes.

The Company defines AFFO as FFO excluding (i) certain revenue recognition adjustments (defined below), (ii) certain environmental adjustments (defined below), (iii) stock-based compensation, (iv) amortization of debt issuance costs and (v) other non-cash and/or unusual items that are not reflective of the Company’s core operating performance.

Other REITs may use definitions of FFO and/or AFFO that are different than the Company’s and, accordingly, may not be comparable.

The Company believes that FFO and AFFO are helpful to analysts and investors in measuring the Company’s performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, the core operating performance of the Company’s portfolio. Specifically, FFO excludes items such as depreciation and amortization of real estate assets, gains or losses on dispositions of real estate assets, and impairment charges. With respect to AFFO, the Company further excludes the impact of (i) deferred rental revenue (straight-line rent), the net amortization of above-market and below-market leases, adjustments recorded for the recognition of rental income from direct financing leases, and the amortization of deferred lease incentives (collectively, “Revenue Recognition Adjustments”), (ii) environmental accretion expenses, environmental litigation accruals, insurance reimbursements, legal settlements and judgments, and changes in environmental remediation estimates (collectively, “Environmental Adjustments”), (iii) stock-based compensation expense, (iv) amortization of debt issuance costs and (v) other items, which may include allowances for credit losses on notes and mortgages receivable and direct financing leases, losses on extinguishment of debt, retirement and severance costs, and other items that do not impact the Company’s recurring cash flow and which are not indicative of its core operating performance.

The Company pays particular attention to AFFO which it believes provides the most useful depiction of the core operating performance of its portfolio. By providing AFFO, the Company believes it is presenting information that assists analysts and investors in their assessment of the Company’s core operating performance, as well as the sustainability of its core operating performance with the sustainability of the core operating performance of other real estate companies. For a tabular reconciliation of FFO and AFFO to GAAP net earnings, see the table captioned “Reconciliation of Net Earnings to Funds From Operations and Adjusted Funds From Operations” included herein.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” “outlook” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements include, but are not limited to, those regarding the company’s 2026 AFFO per share guidance, those made by Mr. Constant, statements regarding the recapture and transfer of certain net lease retail properties, statements regarding the ability to obtain appropriate permits and approvals, and statements regarding AFFO as a measure best representing core operating performance and its utility in comparing the sustainability of the company’s core operating performance with the sustainability of the core operating performance of other REITs.

Information concerning factors that could cause the company’s actual results to differ materially from these forward-looking statements can be found elsewhere from this press release, including, without limitation, those statements in the company’s periodic reports filed with the securities and exchange commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

-more-

GETTY REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	December 31,
	2025	2024
ASSETS:
Real Estate:
Land	$1,050,611	$943,800
Buildings and improvements	1,141,467	1,028,799
Lease intangible assets	209,184	171,129
Investment in direct financing leases, net	38,853	43,416
Construction in progress	73	96
Real estate held for use	2,440,188	2,187,240
Less accumulated depreciation and amortization	(405,908)	(350,626)
Real estate held for use, net	2,034,280	1,836,614
Real estate held for sale, net	1,896	243
Real estate, net	2,036,176	1,836,857
Notes and mortgages receivable	19,466	29,454
Cash and cash equivalents	8,361	9,484
Restricted cash	4,419	4,133
Deferred rent receivable	70,325	61,553
Accounts receivable	2,366	2,509
Right-of-use assets - operating	10,190	12,368
Right-of-use assets - finance	60	107
Prepaid expenses and other assets	22,005	17,215
Total assets	$2,173,368	$1,973,680
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Credit Facility	$250,000	$82,500
Term Loan, net	—	148,951
Senior Unsecured Notes, net	748,351	673,511
Environmental remediation obligations	15,928	20,942
Dividends payable	29,828	26,541
Lease liability - operating	11,300	13,612
Lease liability - finance	174	330
Accounts payable and accrued liabilities	45,658	45,210
Total liabilities	1,101,239	1,011,597
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 20,000,000 authorized; unissued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 59,815,921 and 55,027,144 shares issued and outstanding, respectively	598	550
Accumulated other comprehensive income (loss)	—	(1,864)
Additional paid-in capital	1,229,340	1,088,390
Dividends paid in excess of earnings	(157,809)	(124,993)
Total stockholders’ equity	1,072,129	962,083
Total liabilities and stockholders’ equity	$2,173,368	$1,973,680

GETTY REALTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Revenues:
Revenues from rental properties	$59,996	$52,239	$219,585	$198,669
Interest on notes and mortgages receivable	553	777	2,142	4,722
Total revenues	60,549	53,016	221,727	203,391
Operating expenses:
Property costs	1,914	3,245	8,745	14,859
Impairments	546	1,499	2,817	3,966
Environmental	(151)	447	1,950	585
General and administrative	7,107	6,493	27,268	25,265
Depreciation and amortization	15,936	15,000	61,934	54,984
Total operating expenses	25,352	26,684	102,714	99,659
Gain on dispositions of real estate	5,548	6,324	7,772	6,038
Operating income	40,745	32,656	126,785	109,770
Other income, net	245	62	439	566
Interest expense	(12,288)	(10,423)	(46,374)	(39,272)
Loss on termination of interest rate swaps	(1,658)	—	(1,658)	—
Net earnings	$27,044	$22,295	$79,192	$71,064
Basic earnings per common share:
Net earnings	$0.45	$0.39	$1.35	$1.26
Diluted earnings per common share:
Net earnings	$0.45	$0.39	$1.35	$1.25
Weighted average common shares outstanding:
Basic	57,946	55,023	56,316	54,305
Diluted	58,044	55,670	56,459	54,552

GETTY REALTY CORP.

RECONCILIATION OF NET EARNINGS TO

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net earnings	$27,044	$22,295	$79,192	$71,064
Depreciation and amortization of real estate assets	15,936	15,000	61,934	54,984
Gains on dispositions of real estate	(5,548)	(6,324)	(7,772)	(6,038)
Impairments	546	1,499	2,817	3,966
Funds from operations (FFO)	37,978	32,470	136,171	123,976
Revenue recognition adjustments
Deferred rental revenue (straight-line rent)	(1,866)	(2,328)	(8,772)	(7,129)
Amortization of above and below market leases, net	(59)	(71)	(312)	(427)
Amortization of investments in direct financing leases	1,256	1,061	4,692	5,580
Amortization of lease incentives	(3,481)	191	(2,837)	284
Total revenue recognition adjustments	(4,150)	(1,147)	(7,229)	(1,692)
Environmental Adjustments
Accretion expense	75	108	313	407
Changes in environmental estimates	(371)	(110)	(4,753)	(933)
Environmental litigation accruals	—	125	5,616	125
Insurance reimbursements	(43)	(30)	(86)	(95)
Legal settlements and judgments	—	—	—	(41)
Total environmental adjustments	(339)	93	1,090	(537)
Other Adjustments
Stock-based compensation expense	1,726	1,443	6,918	5,934
Amortization of debt issuance costs	363	563	2,494	2,253
Allowance for credit loss on notes and mortgages receivable and direct financing leases	(67)	29	(67)	(177)
Loss on termination of interest rate swaps	1,658	—	1,658	—
Retirement and severance costs	404	580	404	1,036
Total other adjustments	4,084	2,615	11,407	9,046
Adjusted Funds from operations (AFFO)	$37,573	$34,031	$141,439	$130,793

Basic per share amounts:
Net earnings	$0.45	$0.39	$1.35	$1.26
FFO (a)	0.64	0.58	2.35	2.22
AFFO (a)	0.63	0.60	2.44	2.35
Diluted per share amounts:
Net earnings	$0.45	$0.39	$1.35	$1.25
FFO (a)	0.64	0.57	2.34	2.21
AFFO (a)	0.63	0.60	2.43	2.34
Weighted average common shares outstanding:
Basic	57,946	55,023	56,316	54,305
Diluted	58,044	55,670	56,459	54,552

(a)
Dividends paid and undistributed earnings allocated, if any, to unvested restricted stockholders are deducted from FFO and AFFO for the computation of the per share amounts. The following amounts were deducted:

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
FFO	1,067	642	3,933	3,208
AFFO	1,056	721	4,085	3,384

Contacts:	Brian Dickman	Investor Relations

Chief Financial Officer	(646) 349-0598
(646) 349-6000	ir@gettyrealty.com